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EXHIBIT 16.    LETTER RE CHANGE OF CERTIFYING ACCOUNTANT


Ludlow & Harrison
Certified Public Accountants
3545 Camino Del Rio South, Suite D
San Diego, CA 92108

January 4, 2002

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities & Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re: Senior Care Industries, Inc.
    Commission File No. 000-27371

We have read the statements that Senior Care Industries, Inc. will include under
Item 4 of the Form 8-K report it will file regarding the recent change in independent accountants.

We performed audits for two years, for the year ended December 31, 1999 and for the year ended December 31, 2000. Our Independent Auditor's Report for the years ended December 31, 2000 and December 31, 1999 contained no adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

There were no disagreements with management of Senior Care on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to our satisfaction, would have caused us to make reference to the subject matter of the disagreement in connection with our audit report for the years ended December 31, 2000 and December 31, 1999, or any subsequent unaudited periods where we were asked to render a review.

Sincerely,

/s/ Ludlow & Harrison
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Ludlow & Harrison
Certified Public Accountants